Exhibit 99.1

Press Release dated September 17, 2002 re conference participation

For Information Contact
At Greater Bay Bancorp:	At FRB | Weber Shandwick:
David L. Kalkbrenner	James Hoyne
President and CEO	(415) 986-1591
(650) 614-5767
Steven C. Smith
EVP, CAO and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP TO ATTEND RBC CAPITAL MARKETS
FINANCIAL INSTITUTIONS CONFERENCE

PALO ALTO, CA, September 17, 2002 — Greater Bay Bancorp (Nasdaq:GBBK), an $8.5 billion in assets financial services holding company, announced that David L. Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp, will participate in a financial institutions conference sponsored by RBC Capital Markets on September 19, 2002 at 9:45 a.m. (eastern time).

An audio webcast of the Company’s presentation will be available during the conference and for 30 days following the conference. Persons interested in listening to the audio webcast, should enter the following link in their web browser: http://www.twst.com/econf/mm/dr8/gbbk.html. It is recommended that participants access the link 10 minutes prior to the start of the Company’s presentation. It may be necessary to download audio software, which will be available through this link.

Slides of Greater Bay Bancorp’s presentation will be filed with the SEC on a Current Report on Form 8-K, which may be accessed through the Company’s website http://www.gbbk.com or the SEC’s website http://www.sec.gov. The slides included in the Form 8-K contain earnings guidance for 2003 and specific updated performance goals for the third and fourth quarters of 2002.

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

Safe Harbor
This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2001, and particularly the discussion of risk factors within such documents.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

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